                                                                  Exhibit 99(a)

FOR INFORMATION CONTACT:

MEDIA CONTACT:     Tina Farrington, 419-784-2549, rfcmkt@rurban.net
INVESTOR CONTACT:  Sandra Stockhorst, 419-784-4023, rfcinv@rurban.net


            RURBAN ANNOUNCES DEFERRAL OF INTEREST ON DEBT SECURITIES

DEFIANCE, Ohio, February 13, 2003 - RURBAN FINANCIAL CORP. (NASDAQ: RBNF) ("Rurban") announced that on February 12, 2003 it filed a deferral notice with US Bank, Trustee of Rurban's trust preferred indenture, to defer payments of interest on the debt securities which would have been due on March 7, 2003. This action is consistent with the requirements of the "Written Agreement" between Rurban and federal and state banking regulatory authorities, the details of which have been previously disclosed. The deferral of interest payments is permitted under the terms of the indenture between Rurban and the holders of the debt securities. During any interest deferral period, the indenture prohibits Rurban from paying dividends on its common stock.

"It is important that we share this information with our shareholders because it provides additional information as to when Rurban will be able to resume its dividend. Regardless of our level of profitability, the indenture for the debt securities prohibits Rurban from paying a dividend prior to the end of the deferral period, which is September 7, 2003. Prior to the end of the deferral period, Rurban will again examine its ability to resume dividends," stated Kenneth A. Joyce, President and CEO.

Joyce added, "The future of Rurban is bright. We look forward to resuming dividends as soon as profits indicate that this is the best path to pursue. Putting our regulatory issues behind us is the first step and we are working towards accomplishing this as soon as possible. Rurban stock has significant intrinsic value and we intend to deliver that value to our investors."

About Rurban Financial Corp.

Rurban Financial Corp. is a publicly held bank holding company based in Defiance, Ohio and is located on the Internet at http://www.rurbanfinancial.net. Rurban's common stock is quoted on the Nasdaq National Market System under the symbol RBNF.

The Company currently has 10,000,000 shares of stock authorized and 4,565,721 shares outstanding. The investment banking firms of McDonald & Co. Securities Inc. (Trident Securities Division), Sweney Cartwright and Co., and Friedman, Billings, Ramsey Group, Inc. are the primary market makers for these shares.

Rurban's wholly owned subsidiaries are The State Bank and Trust Company, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI) and RFC Banking Company which consists of The Peoples Banking Company, The First Bank of Ottawa and The Citizens Savings Bank Company. The banks offer a full range of financial services through their offices in the Northern Ohio counties of Defiance, Paulding, Fulton, Hancock, Putnam, Sandusky, Wood, and Cuyahoga. Reliance Financial Services offers a diversified array of trust and financial services to customers nationwide. RDSI provides data processing services to community banks in Ohio, Michigan and Indiana.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. Rurban intends that such forward-looking statements be subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations regarding important risk factors including those identified in Rurban's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed or implied in the forward-looking statements, and the making of such statements should not be regarded as a representation by Rurban or any other person that the results expressed therein will be achieved.